EXHIBIT 99.1

CB Financial Services, Inc. Announces Quarterly Cash Dividend

CARMICHAELS, Pa., Feb. 21, 2018 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. (the “Company”) (NASDAQ:CBFV), the holding company for Community Bank, today announced that its Board of Directors has declared a quarterly cash dividend of $0.22 per outstanding share of common stock. The dividend will be paid on or about March 19, 2018 to stockholders of record as of the close of business on March 9, 2018.

“We are pleased to start off the new year with our ongoing commitment to providing value to our stockholders and continue the $0.22 per share dividend in the first quarter of 2018,” commented Barron P. McCune, Jr., Vice Chairman and Chief Executive Officer. “Our strong capital position along with core loan and deposit growth allows us to continue to tell our story.”

About CB Financial Services, Inc.

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates 16 offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary.

For more information about CB Financial Services, Inc. and Community Bank, visit our website at www.communitybank.tv.

Contact:
Barron P. McCune, Jr.
Vice Chairman and Chief Executive Officer
Phone: (724) 225-2400
Fax: (724) 225-4903